EXHIBIT 21

                        CommScope, Inc. Subsidiaries

CommScope, Inc. of North Carolina
Incorporated: North Carolina

Cable Transport, Inc.
Incorporated: North Carolina

CommScope Foreign Sales, Inc.
Incorporated: Barbados

CommScope International, Inc.
Incorporated: Delaware